FILED                                   AMENDMENT
IN THE OFFICE
OF THE                     TO THE ARTICLES OF INCORPORATION OF
SECRETARY OF
STATE OF NEVADA                    STONES STORES, INC.
MAY 1, 1987
No. 8059-86
                                       * * * * * *



                  Pursuant to the provisions of Section 78.385 of the Nevada Revised Statutes, Stones Stores, Inc. adopts the following amendments to its Articles of Incorporation:
                  1. The undersigned hereby certify that on Friday, March 20, 1987, a Special Meeting of the Board of Directors of Stones Stores, Inc. was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors: BE IT RESOLVED: That the Board of Directors does hereby authorize and direct its Secretary, Ronald W. Webb, to execute a Notice to be sent to all stockholders of the corporation as their names and addresses appear on the stockholders' list as of the close of business on March 20, 1987, calling a Special Stockholders' Meeting to be held at Suite 980, Valley Bank Plaza,50 West Liberty Street, Reno, Nevada, on Monday, March 30, 1987 at 10:00 o'clock a.m., local time, for the following purposes:

a. To amend Article One to provide that the name of the corporation shall be changed from Stones Stores, Inc. to Stone
         International, Inc.



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
b. To amend Article Four to provide that the capitalization shall be changed from 50,000,000 shares with a par value of $0.005 per share with all other rights of stockholders to remain such as to provide that each share of stock shall remain non-assessable and the stockholders shall not have pre-emptive rights to acquire additional stock. The effect of the amendment to the Articles of Incorporation being that there is a forward split and each one (1) share of $0.001 par value stock is equal to five (5) shares of $0.005 par value stock.

                  2. A Special Meeting of the Shareholders of Stones Stores, Inc.was held on Monday, March 30, 1987, at Suite 980, Valley Bank Plaza, 50 West Liberty Street, Reno, Nevada at 10:00 a.m., local time, and with regard thereto, the undersigned certify as follows:
                  a.       Notice of the  Special  Meeting of  Shareholders  was
                           mailed to each shareholder on March 20, 1987.
                  b.       There  were  present  in person  or by proxy  329,600
                           shares of the 600,000 shares outstanding in the corporation.
                  c. The proposal to amend the Articles of Incorporation which is set forth below, was adopted by 329,600 shares. There were no shares voting against the proposal and no shares abstained from voting.

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

                  ARTICLE ONE:           [NAME]  The name of the corporation is:
                            STONE INTERNATIONAL, INC.
                  ARTICLE FOUR: [CAPITAL STOCK] The corporation shall have authority to issue FIFTY MILLION SHARES (50,000,000) of Common Stock with each shares having a par value of FIVE MIL ($0.005) per share. All stock when issued shall be fully paid and non-assessable. No holder of shares of common stock of the corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue. Each share of common stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy. Cumulative voting and elections of directors and all other matters brought before stockholders' meetings, whether they be annual or special, shall not be permitted. Each one (1) share of par value $0.001 per share shall be exchanged for five (5) shares of $0.005 par value common stock.

                                IN WITNESS  WHEREOF,  the  undersigned  hereunto
    affix their signatures this 29th day of April, 1987.

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



                       STONES STORES, INC.

                             By /s/ Donald R. Smythe
                                --------------------
                                Donald R. Smythe
                                President

                             By /s/ Frederick K. Helmke
                                ------------------------
                                Frederick K. Helmke
                                Secretary and Treasurer


STATE OF NEVADA                             }
                                            : ss.
COUNTY OF WASHOE                            }

                  On the 29th day of April, 1987, before me, the undersigned, a Notary Public in and for the State of Nevada, personally appeared Donald R. Smythe, the duly elected President, and Frederick K. Helmke, the duly elected Secretary of Stones Stores, Inc., known to me to be the persons described in and who executed the foregoing Amendment to the Articles of Incorporattion and who acknowledged to me that they executed the same freely and voluntarily on behalf of and in their capacities as President and Secretary, respectively, of Stones Stores, Inc. I have hereunto set my hand and affixed my official seal the day and year first above written.

                               /s/ Linda Gillespie
                               --------------------
                               NOTARY PUBLIC
                               Residing in Douglas County

My Commission Expires:

     April 29 1990

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